Free Writing Prospectus
Dated October 12, 2023
Filed Pursuant to Rule 433(d)
Registration No. 333-260819
Registration No. 333-260819-08

*FULL PRICING DETAILS* $1.5bn CarMax (CARMX 2023-4) Prime Auto Loan

Joint-Leads: RBC (str), Barclays, BofA, Truist

Co-managers: CIBC, MUFG, Scotia, TD

-ANTICIPATED CAPITAL STRUCTURE-

CLS	SIZE (mm)	WAL*	S&P/Fitch	P.WIN	E.FNL	L.FNL	BENCH	LAUNCH	YLD%	CPN	PRICE

A-1	263.000	0.28	A-1+/F1+	1-6	4/24	10/24	I-CRV	+21	5.729	5.729	100.00000

A-2A	271.250	1.14	AAA/AAA	6-22	8/25	12/26	I-CRV	+80	6.164	6.08	99.99322

A-2B	271.250	1.14	AAA/AAA	6-22	8/25	12/26	SOFR30A	+80		SOFR30A+80	100.00000

A-3	480.000	2.59	AAA/AAA	22-42	4/27	7/28	I-CRV	+115	6.084	6.00	99.98034

A-4	90.700	3.70	AAA/AAA	42-47	9/27	5/29	I-CRV	+125	6.042	5.96	99.97587

B	44.810	3.91	AA/AA	47-47	9/27	5/29	I-CRV	+170	6.476	6.39	99.99903

C	42.530	3.91	A/A	47-47	9/27	5/29	I-CRV	+190	6.676	6.58	99.98295

D	36.460	3.91	BBB/BBB	47-47	9/27	4/30	I-CRV	+250	7.276	7.16	99.97263

*	Pricing Speed: 1.3 ABS to 10% Clean-Up Call

-TRANSACTION DETAILS-

Expected Pricing : PRICED Offered Size : $1,500,000,000

Expected Settlement: 10/18/2023 Format : SEC Registered

First Payment Date : 11/15/2023 ERISA Eligible: Yes

Expected Ratings : S&P / Fitch RR Compliance : US – Yes, EU – No

Bloomberg Ticker : CARMX 2023-4 Pricing Speed : 1.3 ABS to 10% Clean-Up Call

Bloomberg SSAP : CARMX20234 Min Denoms : $5k x $1k

Bill & Deliver : RBC

-MARKETING MATERIALS-

Preliminary Prospectus, Free Writing Prospectus, CDI File (attached)

Intexnet dealname : rbccarx2304; password “B4JB”

rbccarx2304_Large; password “64JJ”

Deal Roadshow : www.dealroadshow.com: “CARMX20234”

Cusips

A1 : 14318XAA3

A2A: 14318XAB1

A2B: 14318XAH8

A3 : 14318XAC9

A4 : 14318XAD7

B : 14318XAE5

C : 14318XAF2

D : 14318XAG0

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1 866 375-6829.